UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

Under the Securities Exchange Act of 1934
(Amendment No. 11)

Metretek Technologies, Inc.
--------------------------------------------------------------------------------
(Name of Issuer)

Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
(Title of Class of Securities)

59159Q107
---------------------------------------------------
(CUSIP Number)

Wendy Schnipper Clayton, Esq.
DDJ Capital Management, LLC
130 Turner Street
Building 3, Suite 600
Waltham, MA 02453
781-283-8500
--------------------------------------------------------------------------------
(Name, address and telephone number of person authorized to receive notices and communications)

November 15, 2006
--------------------------------------------------------------------------------
(Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the
following box [   ].

(Continued on following pages)

(Page 1 of 13 Pages)

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 2 OF 13 PAGES


1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	DDJ Capital Management, LLC
	04-3300754
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Commonwealth of Massachusetts

NUMBER OF	7	SOLE VOTING POWER
SHARES		969,389
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		969,389
PERSON WITH	10	SHARED DISPOSITIVE POWER


11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	969,389
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
6.14%
14	TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 3 OF 13 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	B III-A Capital Partners, L.P.
	04-3495504
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES		73,215
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		73,215
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	73,215
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
..46%
14	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 4 OF 13 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	GP III-A, LLC
	04-3493598
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES		73,215
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		73,215
PERSON WITH	10	SHARED DISPOSITIVE POWER


11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	73,215
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
..46%
14	TYPE OF REPORTING PERSON *
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 5 OF 13 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	The October Fund, Limited Partnership
	04-3504882
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Commonwealth of Massachusetts

NUMBER OF	7	SOLE VOTING POWER
SHARES		211,418
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		211,418
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	211,418
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
1.34%
14	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 6 OF 13 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	October G.P., LLC
	04-3504881
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES		211,418
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		211,418
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	211,418
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
1.34%
14	TYPE OF REPORTING PERSON *
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 7 OF 13 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	DDJ/Ontario Credit Opportunities Fund, L.P.
	98-0496623
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	7	SOLE VOTING POWER
SHARES		42,480
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		42,480
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	42,480
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
..27%
14	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 8 OF 13 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	GP DDJ/Ontario Credit Opportunities, L.P.
	98-0496663
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	7	SOLE VOTING POWER
SHARES		42,480
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		42,480
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	42,480
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
..27%
14	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 9 OF 13 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	GP Credit Opportunities, Ltd.
	04-3300754
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	7	SOLE VOTING POWER
SHARES		42,480
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		42,480
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	42,480
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
..27%
14	TYPE OF REPORTING PERSON *
CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 10 OF 13 PAGES

ITEM 1.	SECURITY AND ISSUER:

	This Amendment No. 11 to Schedule 13D (Amendment No. 11) should be read in conjunction with the Schedule 13D dated December 9, 1999 (Schedule 13D), Amendment No. 1 dated January 9, 2000
(Amendment No. 1), Amendment No. 2 dated February 4, 2000
(Amendment No. 2), Amendment No. 3 dated April 10, 2000
(Amendment No. 3), Amendment No. 4 dated December 9, 2000
(Amendment No. 4), Amendment No. 5 dated May 12, 2004 (Amendment
No. 5), Amendment No. 6 dated June 9, 2004 (Amendment No. 6),
Amendment No. 7 dated June 9, 2005 (Amendment No. 7), Amendment
No. 8 dated November 22, 2005 (Amendment No. 8), Amendment No. 9 dated January 17, 2006 (Amendment No. 9), and Amendment No. 10 dated November 9, 2006 (Amendment No. 10), each as filed with the Securities and Exchange Commission by DDJ Capital Management, LLC, a Massachusetts limited liability company, and certain of its affiliates. This Amendment No. 11 amends the Schedule 13D, Amendment No. 1,
Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment
No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8,
Amendment No. 9, and Amendment No. 10 only with respect to those items below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto on the Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment
No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8,
Amendment No. 9, or Amendment No. 10, respectively.

	This filing of statement is not, and should be deemed to be, an admission that the Schedule 13D or any Amendment thereto is required to be filed.

	This statement relates to shares of the Common Stock, $.01 par value of Metretek Technologies, Inc. (the Company). The principal executive offices of the Company are located at 1675 Broadway, Suite 2150, Denver, Colorado, 80202.

ITEM 2.		IDENTITY AND BACKGROUND.

        The last paragraph of paragraphs (a)-(c) of Item 2 is deleted in its entirety and amended as set forth below:

	At the time of the filing of this Amendment No. 11, 73,215 shares of Common Stock are owned beneficially by B III-A, 211,418 shares of Common Stock are owned beneficially by October Fund, 42,480 shares of Common Stock are owned beneficially by Credit Opportunities Fund,
295,987 shares of Common Stock are owned beneficially by the Account, and 346,289 shares of Common Stock are owned beneficially by DDJ
Canadian.

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 11 OF 13 PAGES


ITEM 3. 	SOURCES AND AMOUNT OF FUNDS OR OTHER
CONSIDERATION:

Item 3 is amended by adding the following paragraph.

        On November 9, 2006, B III-A, October Fund, Credit
Opportunities Fund, the Account, and DDJ Canadian sold on the open market an aggregate of 12,500 shares of Common Stock of the Company for a total sale price of $197,968.91, including commissions. More specifically, B III-A sold 944 shares of Common Stock of the Company for a total sale price of $14,950.61, including commissions; October Fund sold a total of 2,726 shares of Common Stock of the Company for a total sale price of $43,173.06, including commissions; Credit Opportunities Fund sold 548 shares of Common Stock of the Company for a total sale price of $8,678.95, including commissions; the Account sold 3,817 shares of Common Stock of the Company for a total sale price of $60,451.79, including commissions, and DDJ Canadian sold 4,465 shares of Common
Stock of the Company for a total sale price of $70,714.50, including commissions. Such shares of Common Stock are accordingly not included in the amounts otherwise shown in this filing.

        On November 10, 2006, B III-A, October Fund, Credit Opportunities Fund, the Account, and DDJ Canadian sold on the open market an aggregate of 102,129 shares of Common Stock of the Company for a total sale price of $1,628,151.71 including commissions. More specifically, B III-A sold 7,713 shares of Common Stock of the Company for a total sale price of $122,961.49, including commissions; October Fund sold a total of 22,274 shares of Common Stock of the Company for a total sale price of $355,094.54, including commissions; Credit Opportunities Fund sold 4,475 shares of Common Stock of the Company for a total sale price of $71,340.95, including commissions; the Account sold 31,183 shares of Common Stock of the Company for a total sale price of $497,122.80, including commissions, and DDJ Canadian sold 36,484 shares of Common Stock of the Company for a total sale price of $581,631.93, including commissions. Such shares of Common Stock are accordingly not included in the amounts otherwise shown in this filing.

        On November 13, 2006, B III-A, October Fund, Credit
Opportunities Fund, the Account, and DDJ Canadian sold on the open market an aggregate of 22,274 shares of Common Stock of the Company for a total sale price of $359,188.38, including commissions. More specifically, B III-A sold 1,682 shares of Common Stock of the Company for a total sale price of $27,123.77, including commissions; October Fund sold a total of 4,858 shares of Common Stock of the Company for a total sale price of $78,339.64, including commissions; Credit Opportunities Fund sold 977 shares of Common Stock of the Company for a total sale price of $15,755.01, including commissions; the Account sold 6,800 shares of Common Stock of the Company for a total sale price of $109,656.14, including commissions, and DDJ Canadian sold 7,957 shares of Common Stock of the Company for a total sale price of $128,313.82, including commissions. Such shares of Common Stock are accordingly not included in the amounts otherwise shown in this filing.

        On November 14, 2006, B III-A, October Fund, Credit
Opportunities Fund, the Account, and DDJ Canadian sold on the open market an aggregate of 40,000 shares of Common Stock of the Company for a total sale price of $660,331.67, including commissions. More specifically, B III-A sold 3,021 shares of Common Stock of the Company for a total sale price of $49,871.55, including commissions; October Fund sold a total of 8,724 shares of Common Stock of the Company for a total sale price of $144,018.34, including commissions; Credit Opportunities Fund sold 1,753 shares of Common Stock of the Company for a total sale price of $28,939.04, including commissions; the Account sold 12,213 shares of Common Stock of the Company for a total sale price of $201,615.76, including commissions, and DDJ Canadian sold 14,289 shares of Common Stock of the Company for a total sale price of $235,886.98, including commissions. Such shares of Common Stock are accordingly not included in the amounts otherwise shown in this filing.

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 12 OF 13 PAGES

ITEM 5.	INTEREST IN SECURITIES OF ISSUER:

	Paragraph (a) in Item 5 is deleted in its entirety and amended as set forth below.

	(a)	As of the date hereof, B III-A Capital Partners, L.P. owns,
and GP III-A, LLC and DDJ beneficially own, as general partner and investment manager, respectively, of B III-A Capital Partners, L.P., 73,215 shares of Common Stock, or approximately .46% of the outstanding shares of the Company. The October Fund beneficially owns, and October GP and DDJ beneficially own as general partner and investment manager, respectively, of the October Fund, 211,418 shares of Common Stock, or approximately 1.34% of the outstanding shares of Common Stock of the Company. The Credit Opportunities Fund beneficially owns, and GP
Credit Opportunities L.P., GP Credit Opportunities Ltd. and DDJ beneficially own as general partner, general partner of GP Credit Opportunities L.P., and investment manager, respectively, of the Credit Opportunities Fund, 42,480 shares of Common Stock, or approximately
..27% of the outstanding shares of Common Stock of the Company. DDJ, as investment manager to the Account, may be deemed to beneficially own 295,987 Shares, or approximately 1.88% of the outstanding shares of Common Stock of the Company. DDJ, as investment adviser to DDJ
Canadian, may be deemed to beneficially own 346,289 shares of Common
Stock, or approximately 2.19% of the outstanding Shares of the Company. Accordingly, in the aggregate, DDJ may be deemed to be the beneficial owner of 969,389 shares of Common Stock, or approximately 6.14% of the outstanding Shares of the Company.

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 13 OF 13 PAGES


Signature:
========

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DDJ CAPITAL MANAGEMENT, LLC


By:	/s/ Wendy Schnipper Clayton
	-----------------------------------------
	Wendy Schnipper Clayton
	Attorney-in-Fact*


* Limited Power of Attorney filed with the SEC on July 29, 1998 with Frontier Airlines Schedule 13D Frontier Airlines Inc.